Exhibit 10.44

SEPARATION AND NON-COMPETITION AGREEMENT

THIS SEPARATION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of April 23, 2025 by and among CITIZENS & NORTHERN CORPORATION, a Pennsylvania business corporation (the “Corporation”), CITIZENS & NORTHERN BANK (the “Bank”), a Pennsylvania chartered bank, Susquehanna Community Financial, Inc., a Pennsylvania business corporation (“Susquehanna Inc.”), Susquehanna Community Bank, a Pennsylvania chartered bank (“Susquehanna Bank”), and David S. Runk, an adult individual (“Employee”) on the terms and conditions set forth below:

WHEREAS, the Bank and Susquehanna Bank, and their respective affiliates, are engaged in the community banking business (the “Business”);

WHEREAS, Employee is currently employed by Susquehanna Inc. and Susquehanna Bank as President Chief Executive Officer pursuant to the terms of an employment agreement dated July 29, 2011 (the “Susquehanna Employment Agreement”) and will remain so employed until the closing of the merger and the other related transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank (the “Merger”);

WHEREAS, Employee has been a fundamental and elemental architect of the systems, policies, procedures, and processes of Susquehanna Inc. and Susquehanna Bank;

WHEREAS, Employee will terminate his employment with both Susquehanna Inc. and Susquehanna Bank effective and contingent upon the closing of the Merger (the “Termination Date”);

WHEREAS, Employee, the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank wish to settle, compromise and resolve any and all claims that Employee may have against the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank or any of the affiliates or subsidiaries of such entities, including claims under the Susquehanna Employment Agreement, in order to facilitate completion of the Merger; and

WHEREAS, the Corporation and the Bank, as part of this Agreement, agree to provide Employee with certain special benefits that they are not otherwise obligated to provide, including that they will not dispute Employee’s claim that a “Termination Pursuant to a Change in Control,” as defined in the Susquehanna Employment Agreement, has occurred to Employee as of the Termination Date.

NOW THEREFORE, Employee, the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank hereby agree as follows:

1.              Termination Date and Contingency. This Agreement shall be effective upon the Termination Date (as defined above). None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement before the Termination Date. This Agreement shall be null and void if, and at such time as, the Merger Agreement is terminated and the Merger is abandoned for any reason prior to the closing of the Merger (and contemporaneous Termination Date).

2.              Separation from Employment. Employee’s employment with Susquehanna Inc. and Susquehanna Bank shall terminate as of the Termination Date. Susquehanna Inc. and/or Susquehanna Bank will pay Employee all salary and vacation benefits, payable through the Termination Date, subject to standard withholdings and deductions, in accordance with its normal payroll processes.

3.              Compensation and Benefits.

a.              On the Termination Date, Susquehanna Bank agrees to pay Employee a lump sum payment in the aggregate amount of Eight Hundred Seventy Thousand Dollars ($870,000), subject to deductions and withholdings as required by law (the “Separation Payment”), in connection with Employee’s termination of employment as President and Chief Executive Officer and in exchange for the promises and releases made by Employee within this Agreement and specifically in exchange for the Non-Compete and Non-Solicitation provisions set forth in Section 6 below.

b.              Employee agrees that the Separation Payment shall satisfy all obligations of the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank under the Susquehanna Employment Agreement.

c.              Should the total amount payable hereunder to Employee, together with any other additional payments which Employee has a right to receive from Susquehanna Inc., Susquehanna Bank, or any successors of the foregoing (including the Corporation and the Bank), result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Employee shall be entitled to an additional adjustment payment (“Adjustment Payment”) in an amount such that, after the payment of all federal and state income and excise taxes, Employee will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 2800 or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment '”which Executive has a right to receive” for purposes of this provision. The successor to Susquehanna Inc. and Susquehanna Bank shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by an independent certified public accounting firm and tax counsel and shall notify Employee of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional Adjustment Payment previously made to Employee was insufficient to cover the effect of the excise tax, the Adjustment Payment pursuant to this provision shall be increased to make Employee whole including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. It is the express intention of the parties hereto that Employee not be required to incur any expenses associated with the determination of the amount or the amount, of any “excise tax” imposed on Employee pursuant to Internal Revenue Code Section 4999 (and only Internal Revenue Code Section 4999) in connection with this Agreement.

4.              No Other Obligations. Except as set forth in the preceding paragraphs and except as required under any “Susquehanna Benefit Plan” (as defined in the Merger Agreement), neither the Corporation or the Bank, nor Susquehanna Inc. or Susquehanna Bank, or any of their affiliates, shall have any obligation to make any further payments to or for Employee’s benefit with respect to his services on or before the Termination Date or in connection with or with respect to the Susquehanna Employment Agreement.

5.              Release. Employee agrees to sign a release substantially in the form attached as Exhibit A to this Agreement on the Termination Date.

6.              Non-Compete and Non-Solicitation Provisions.

a.              Employee hereby covenants and agrees that for two (2) years following the Termination Date, Employee shall not, except as otherwise permitted in writing by the Corporation or the Bank:

i.              be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation, the Bank or any of their subsidiaries are engaged, in any county in which the Corporation or the Bank has or operates a bank branch as of the business day after the Termination Date (the “Non-Compete Area”);

ii.             provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation, the Bank or any of their subsidiaries are engaged in the Non-Compete Area;

iii.            directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of Susquehanna Inc., Susquehanna Bank, the Corporation, or the Bank within two (2) year of the Termination Date, to become a customer or referral source of a person or entity other than the Corporation, the Bank, or their subsidiaries; or,

iv.           directly or indirectly solicit employees of the Corporation, the Bank, Susquehanna Inc., or Susquehanna Bank who were employed thereby within two (2) years of the Termination Date to leave the employ thereof or work for anyone other than the Corporation or the Bank.

b.              It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 6 reasonable for the purpose of preserving the goodwill and other proprietary rights of the Corporation, the Bank, and their subsidiaries, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6 is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

7.              Severability. If any provision of this Agreement is illegal, invalid or unenforceable or is held to be illegal, invalid or unenforceable, Employee agrees that such provision shall be fully severable with respect to scope, time and geographic area, and this Agreement and its terms in such lesser scope, time and geographic area shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.

8.              Confidentiality. Employee acknowledges that he has had access to trade secrets and other confidential information regarding the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank, and their businesses that are unique and irreplaceable and that the use of such trade secrets and other confidential information by a competitor, or certain other persons, would cause irreparable harm to the Corporation, the Bank, and their predecessors and successors. Accordingly, Employee covenants that he will not disclose or use to the detriment of the Corporation, the Bank, and their successors any such trade secrets or other confidential information. Confidential information includes any information, whether or not reduced to written or other tangible form, which (i) is not generally known to the public or within the industry; (ii) has been treated by the Corporation, the Bank, Susquehanna Inc., or Susquehanna Bank as confidential or proprietary; and/or (iii) is of competitive advantage to the Corporation, the Bank, Susquehanna Inc., Susquehanna Bank, and their successors. Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to the Banks’ or Susquehanna Bank’s auditors or any regulator, agency, or other governmental entity, participating in an investigation by any such entity, or disclosure in compliance with a lawful subpoena, except that the entity or entities named by such subpoena must be informed of the subpoena and be provided an opportunity to oppose disclosure pursuant to the subpoena.

9.              Non-Disparagement. Employee covenants that, except to the extent required by law, he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank, or any of their employees, officers or directors, parent, subsidiaries, or affiliates or that denigrates, disparages or results in detriment to any such entities or persons. This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

10.            No Waiver. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.            Acknowledgments and Affirmations. Employee affirms that he has not filed, caused to be filed or presently is a party to any claim against the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank, or any of their respective affiliates or subsidiaries.

12.            Complete Agreement. Except as provided herein, this Agreement supersedes any and all prior agreements between the Corporation, the Bank, Susquehanna Inc., or Susquehanna Bank, whether written or oral, including the Susquehanna Employment Agreement. This Agreement sets forth the entire understanding of the parties regarding the subject matter contained herein and may be amended only in writing by the parties hereto. For the avoidance of doubt, the terms of Employee’s Supplemental Executive Retirement Plan Agreement, dated January 1, 2013, shall remain in full force and effect.

13.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the Commonwealth of Pennsylvania. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania.

14.            Survival. The provisions set forth in Sections 6, 7, 8 and 9 shall survive termination of this Agreement for any reason.

15.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

16.            Assignment. Employee represents and warrants that he has not assigned or in any other manner conveyed any right or claim that he has or may have to any third party, and he shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, or the consideration, monetary or other, to be received by him hereunder. the Corporation, the Bank, Susquehanna Inc., or Susquehanna Bank may assign their rights and obligations under this Agreement to any third party at their discretion.

17.            Expenses. If Employee determines in good faith that the Corporation, the Bank, Susquehanna Inc., or Susquehanna Bank has failed to comply with any obligations under this Agreement, of if such parties take any action to declare this Agreement void or unenforceable, the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank irrevocably authorize Employee from time to time to retain counsel of Employee’s choice, at the expense of the Bank, to represent Employee in connection with such actions and proceedings.

18.            Payment in the Event of Employee’s Death. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Employee should die and any amounts would be payable to employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

[SIGNATURE BLOCK FOLLOWS]

IN WITNESS WHEREOF, Employee, the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank have signed this Agreement on the date(s) set forth below:

ATTEST:	CITIZENS & NORTHERN CORPORATION

/s/ Elizabeth Pivirotto	By	/s/ J. Bradley Scovill

ATTEST:	CITIZENS & NORTHERN BANK

/s/ Elizabeth Pivirotto	By	/s/ J. Bradley Scovill

ATTEST:	SUSQUEHANNA COMMUNITY FINANCIAL, INC.

	By	/s/ Christian C. Trate

ATTEST:	SUSQUEHANNA COMMUNITY BANK

	By	/s/ Christian C. Trate

WITNESS:	EMPLOYEE

	By	/s/ David S. Runk

EXHIBIT A
RELEASE

I, David Runk, in consideration of the compensation extended to me under the Agreement to which this Release is attached as Exhibit A, on behalf of myself and my heirs, executors, administrators and assigns, hereby release, waive, and forever discharge Citizens & Northern Corporation (the “Corporation”), Citizens & Northern Bank (the “Bank”), Susquehanna Community Financial, Inc. (“Susquehanna Inc.”), Susquehanna Community Bank (“Susquehanna Bank”), and their subsidiaries, affiliates, predecessors, successors, parent companies or assigns, and their respective directors, officers, trustees, employees, representatives, attorneys and agents (individually and collectively the “Releasees”) from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to any past or present duties or responsibilities of any of the Releasees, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Release, including, but not limited to: claims in tort or contract; breach of fiduciary duty; defamation; emotional distress; wrongful or unlawful discharge; claims for bonuses, severance pay, vacation leave, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment or common laws, statutes or amendments thereto, including, but not limited to: (a) age discrimination claims under the Age Discrimination in Employment Act (“ADEA'”), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; (b) any race, color, religion, sex or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (c) any claim under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq.; (d) claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1001 et seq. (excluding claims for vested benefits); (e) any claim under the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151 et seq.; (f) claims under the Worker Adjustment and Retraining Notification Act (“WARN”), 20 U.S.C. § 2101 et seq.; (g) claims under any state discrimination in employment statute; (h) any claims related to or arising out of my entering into this Agreement; (i) any claims related to or arising out of my former employment with and the termination of my employment and separation from Susquehanna Inc. and Susquehanna Bank, including but not limited to a claim for wrongful discharge in violation of public policy; or (j) any claims for damages due to personal injury or for compensatory or punitive damages.

Notwithstanding any provision of this Release to the contrary, nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit I may possess under the terms of the Separation and Non-Competition Agreement to which this Release is attached as Exhibit A (the “Agreement”), and I do not waive or release any right that I may have related to (i) vested benefits under any Compensation or Benefit Plan other than the Susquehanna Employment Agreement, (ii) any breach of the Agreement, (iii) any claim or right that may arise after I sign this Release, (iv) any accrued but unused vacation leave as of the Termination Date, (v) my rights as a shareholder, depositor or borrower of the Corporation, the Bank, Susquehanna Inc., and Susquehanna Bank, or (vi) any right or benefit that cannot be waived as a matter of law.

I specifically acknowledge and represent that: (a) I have had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to provide this Release, and that I am free to provide this Release prior to expiration of the twenty-one (21) days if I so desire; (b) the terms of this Release are clear and understandable to me; (c) the compensation and benefits provided to me under the Agreement to which this Release is attached exceed the compensation and benefits that I was otherwise entitled to receive as an employee of Susquehanna Inc. and/or Susquehanna Bank; (d) I have been advised to consult with an attorney of my choice prior to signing this Release; (e) I have been advised that I have the right to revoke this Release at any time during the seven (7) day period following the date on which I sign the Release; (f) by providing this Release, I give up any right to sue any of the Releasees for any violation of the ADEA, or any other statute, law or common law; and (g) I have the legal capacity to provide this Release and I have signed this Release and the Agreement knowingly and voluntarily.

All capitalized terms which are defined in the Agreement and which are not otherwise defined herein shall have the meaning set forth in the Agreement.

The Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period following the execution of this release.

EMPLOYEE

By